Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
LAS VEGAS, Nov. 9, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today announced that Daniel R. Lee has resigned as chairman, chief executive officer and a director of the company to pursue other business interests. Richard J. Goeglein has been named interim nonexecutive chairman and John V. Giovenco has been named interim chief executive officer. Messrs. Goeglein and Giovenco, both board members, will oversee the company’s operations while the board conducts an executive search for a new president and chief executive officer.
Mr. Goeglein, the company’s lead director, joined Pinnacle’s board in 2003 and previously served as a director from 1997 to 1998. He held a succession of senior executive positions with Holiday Corporation, the global hotel and casino company that operated the Holiday Inn, Harrah’s Hotels and Casinos, Hampton Inns and Embassy Suites businesses. In addition to serving as president of Holiday Corporation from 1984 to 1987 and executive vice president and a director from 1978 to 1984, Mr. Goeglein was president and chief executive officer of Harrah’s Hotels and Casinos from 1980 to 1984. In addition, Mr. Goeglein served as president from 1997 and chief executive officer from 2000 of Aladdin Gaming, LLC and Aladdin Gaming Holdings, LLC, the developer and operator of the Aladdin Resort & Casino on the Las Vegas Strip until 2001. He currently serves as owner and managing member of Evening Star Holdings, LLC, a strategic consulting and travel-services company.
Mr. Giovenco joined Pinnacle’s board in 2003. Prior to his retirement, Mr. Giovenco was president and chief operating officer of Sheraton Hotels Corporation, the worldwide hotel and gaming unit of ITT Corp. From 1985 to 1993, Mr. Giovenco was president and chief operating officer of Hilton Gaming Corporation, which expanded and developed into one of the industry’s largest and most successful gaming operations. In addition to heading Hilton’s gaming operations, Mr. Giovenco also served as a director from 1980 to 1992, and was chief financial officer from 1974 to 1985. He began his financial career as a certified public accountant with Harris, Kerr, Forster, the predecessor firm to PKF International. From 1979 to 1993, Mr. Giovenco also served as a director of Great Western Financial Corporation.
“We want to extend sincere thanks to Dan Lee for his seven years of leadership in transitioning Pinnacle Entertainment from a small casino company to a developer and operator of world-class gaming entertainment properties,” Mr. Goeglein said. “As Pinnacle embarks on a new phase, we will continue to focus on building lasting shareholder value, supported by our diverse portfolio of gaming properties and a solid balance sheet.”
Mr. Giovenco said, “We are fortunate to have a strong senior management team, more than 8,000 dedicated employees, and a board of directors with extensive experience in casinos, hotels and other disciplines that are key to Pinnacle’s future.”
In addition, the company announced that the board’s executive committee has been reconstituted. Mr. Giovenco will serve as chairman of the committee, which also will include Mr. Goeglein; Ellis Landau, retired executive vice president and chief financial officer of Boyd Gaming Corp.; and Bruce A. Leslie, a partner at the law firm of Armstrong Teasdale LLP. The executive committee will assist Mr. Giovenco during the transition period.

The newly formed executive search committee will be headed by director James L. Martineau, founder of Viracon, Inc., a division of Apogee Enterprises, a major glass design and development corporation. The search committee also will include Mr. Leslie; Steve Comer, former managing partner of Deloitte & Touche’s Nevada operations; and Michael Ornest, a private investor and one of the board’s longest-serving directors.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

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